SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

         Filed by the registrant X Filed by a party other than the registrant Check the appropriate box:

          X       Preliminary proxy statement
                  Definitive proxy statement
                  Definitive additional materials
                  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  CONSECO, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of filing fee (Check the appropriate box):
         X        No fee required.

                  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:
        (2)    Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        (4)    Proposed maximum aggregate value of transaction:
        (5)    Total fee paid:

         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)    Amount previously paid:
         (2)    Form, Schedule or Registration Statement No.:
         (3)    Filing party:
         (4)    Date filed:

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                              [Conseco, Inc. logo]

                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 13, 1997

         Notice Is Hereby Given That the Annual Meeting of Shareholders of Conseco, Inc. (the "Company"), will be held at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana, at 11:00 a.m., local time, on May 13, 1997, for the following purposes:

          1.      To  approve  an  amendment  to  the   Company's   Articles  of
                  Incorporation to increase the number of shares of common stock authorized from 500,000,000 to 1,000,000,000;


          2. To elect one director for a term ending in 1999 and three directors for terms ending in 2000;

         3. To approve the adoption of the 1997 Non-qualified Stock Option Plan; and

         4. To consider such other matters as may properly come before the meeting.

         Holders of record of outstanding shares of the common stock ("Common Stock") and Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock ("PRIDES") of the Company as of the close of business on April 1, 1997, are entitled to notice of and to vote at the meeting. Holders of Common Stock and PRIDES will vote together as a single class at the meeting. Holders of Common Stock have one vote for each share held of record, and holders of PRIDES have 4/5 of one vote for each share held of record.

         Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn and such shareholders may vote personally at the meeting.

                                          By Order of The Board of Directors



                                          Lawrence W. Inlow, Secretary

April 10, 1997
Carmel, Indiana

                                PRELIMINARY COPY

                              [Conseco, Inc. logo]

                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032



                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. ("Conseco" or the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana on May 13, 1997, at 11:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about April 10, 1997. Proxies are being solicited principally by mail. Georgeson and Company, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $11,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, telegraph or special letter. All expenses incident to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

         If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the proposals referred to in the Notice of Annual Meeting of Shareholders. A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

         Only holders of record of shares of Conseco's common stock ("Common Stock") and shares of Conseco's Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock ("PRIDES" and, together with the Common Stock, the "Conseco Voting Stock") as of the close of business on April 1, 1997, will be entitled to vote at the meeting. On such record date, Conseco had __________ shares of Common Stock and _________ shares of PRIDES outstanding and entitled to vote. Holders of Common Stock and PRIDES will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. Each share of PRIDES will be entitled to 4/5 of one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of Conseco Voting Stock entitled to cast a majority of the votes at the Annual Meeting is necessary to constitute a quorum.

         The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the four nominees who receive the greatest number of votes cast will be elected as Directors of the Company. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted. Abstention from voting or broker non-votes will have no effect since such actions do not represent votes cast by shareholders.

                              SECURITIES OWNERSHIP

         The following table sets forth information as of April 9, 1997 regarding ownership of Common Stock (excluding shares held by subsidiaries not entitled to vote) by the only persons known to own beneficially more than five percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 13 individually, and by all executive officers and Directors of Conseco as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the executive officer or Director may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. The amounts shown below for each of the Directors and executive officers do not include (i) stock options which are not exercisable within 60 days of April 9, 1997 providing for the right to purchase an aggregate of 8,947,240 shares of Common Stock and (ii) an aggregate of 2,997,689 units (each representing one share of Common Stock) under Conseco's Amended and Restated Stock Bonus and Deferred Compensation Program (the "Deferred Compensation Program") and the Conseco 1994 Stock and Incentive Plan (the "1994 Stock Plan"). See footnote (2) to the Summary Compensation Table and EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS AND OTHER INFORMATION -- Compensation of Directors. The executive officers and Directors do not own any shares of any other class of equity securities of Conseco. All share and per-share information in this Proxy Statement has been adjusted to reflect a two-for-one stock split of the Common Stock effected February 11, 1997.

                                                                                               Shares Owned and
     Title of                                                                                 Nature of Ownership
       Class                          Name and Address(1)                                 Number              Percent
       -----                          -------------------                                 ------              -------
Five-Percent Owners:
Common Stock                Alex. Brown Investment Management                          13,637,020(2)                7.4%
                               135 East Baltimore Street
                               Baltimore, Maryland 21202
PRIDES                      Highbridge Capital Corporation                                235,614(3)               10.8
                               The Residence, Unit #2,
                               South Church Street
                               Grand Cayman, Cayman Islands,
                               British West Indies
                            Highbridge Capital Management, Inc.
                               767 Fifth Avenue
                               New York, New York 10153

Directors and Executive Officers:

Common Stock                Ngaire E. Cuneo                                             1,239,384(4)                   *
Common Stock                David R. Decatur, M.D.                                         42,710(5)                   *
Common Stock                Rollin M. Dick                                              4,005,198(6)                2.2
Common Stock                Donald F. Gongaware                                         3,958,338(7)                2.1
Common Stock                M. Phil Hathaway                                              116,856(8)                   *
Common Stock                Stephen C. Hilbert                                          8,488,722(9)                4.5
Common Stock                Lawrence W. Inlow                                          3,372,042(10)                1.8
Common Stock                James D. Massey                                              126,000(11)                   *
Common Stock                Dennis E. Murray, Sr.                                      1,696,694(12)                   *
Common Stock                John M. Mutz                                                   1,300(13)                   *
Common Stock                All executive officers and Directors
                               as a group (10 persons)                                23,047,244(14)               12.0

(1)      Address given for five-percent owners only.

(2) According to a Schedule 13G dated March 3, 1997, filed with the Securities and Exchange Commission, the holder is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The holder has indicated that it has sole voting power with respect to 1,441,872 of such shares and sole dispositive power as to all of the shares.

(3) According to a Schedule 13G dated February 7, 1997, filed with the Securities and Exchange Commission, Highbridge Capital Corporation is a broker/dealer registered under Section 15 of the Securities Exchange Act of 1934. Highbridge Capital Management, Inc. is the trading manager of Highbridge Capital Corporation. The Schedule 13G indicates that Highbridge Capital Corporation and Highbridge Capital Management, Inc. have shared voting and dispositive power with respect to such shares.

(4) Of these shares, 964,248 are subject to options held by Ms. Cuneo which are exercisable within 60 days and 10,000 are subject to a currently exercisable warrant held by her.

(5) Of these shares, 2,000 are subject to options held by Dr. Decatur which are exercisable within 60 days and 710 shares are held by a partnership of which Dr.
         Decatur is a general partner.

(6) Of these shares, 487,520 are owned by Mr. Dick's wife, 527,324 (including 20,000 subject to a currently exercisable warrant) are owned by a charitable foundation as to which shares he shares voting and investment power, 800,000 are owned by a limited partnership of which Mr. Dick is the general partner, 1,355,552 are subject to options held by Mr. Dick which are exercisable within 60 days, 225,200 are owned by a trust as to which Mr. Dick's wife has sole voting and investment power, 200,000 are owned by a trust as to which Mr. Dick shares voting and investment power and 1,322 are attributable to Mr. Dick's account under the ConsecoSave Plan, a 401(k) savings plan. Mr. Dick expressly disclaims beneficial ownership of all shares owned by his wife, the trust as to which she has sole voting and investment power, and the charitable foundation.

(7) Of these shares, 62,000 are owned by Mr. Gongaware's wife, 75,600 (including 20,000 subject to a currently exercisable warrant) are owned by a charitable foundation as to which he shares voting and investment power, 280,000 are owned by a charitable trust as to which he shares voting and investment power, 72,000 are owned by irrevocable trusts as to which Mr. Gongaware's wife has sole voting and investment power, 126,000 are owned by a trust as to which Mr. Gongaware shares voting and investment power, 1,315,552 are subject to options held by Mr. Gongaware which are exercisable within 60 days and 1,062 are attributable to Mr. Gongaware's account under the ConsecoSave Plan. Mr. Gongaware expressly disclaims beneficial ownership of all shares owned by his wife, the trusts as to which she has sole voting and investment power, and the charitable foundation.

(8) Of these shares, 16,000 are owned by Mr. Hathaway's wife, and 22,000 are subject to options held by Mr. Hathaway which are exercisable within 60 days.

(9) Of these shares, 3,978,992 are subject to options held by Mr. Hilbert which are exercisable within 60 days, 1,380,000 are owned by trusts as to which he has voting and investment power and 280,000 (including 20,000 subject to a currently exercisable warrant) are held by a charitable foundation as to which he has voting and investment power. Mr. Hilbert expressly disclaims beneficial ownership of all shares owned by the charitable foundation.

(10) Of these shares, 1,735,552 are subject to options held by Mr. Inlow which are exercisable within 60 days, 400,000 are owned by trusts as to which he has voting and investment power, 80,000 (including 20,000 subject to a currently exercisable warrant) are held by a charitable foundation as to which he has voting and investment power and 1,158 are attributable to Mr. Inlow's account under the

         ConsecoSave Plan. Mr. Inlow expressly disclaims beneficial ownership of all shares owned by the charitable foundation.

(11) Of these shares, 22,000 are subject to options held by Mr. Massey which are exercisable within 60 days.

(12) Of these shares, 796 are owned by Mr. Murray's wife, 1,184,000 are owned by retirement plan trusts as to which Mr. Murray shares voting and investment power, and 22,000 are subject to options held by Mr. Murray which were exercisable within 60 days. Mr. Murray disclaims beneficial ownership of the shares held by his wife.

(13) These shares are held by Mr. Mutz's wife, and he disclaims beneficial ownership of such shares.

(14) Includes 9,507,896 shares subject to outstanding stock options and warrants which are exercisable within 60 days.

*Less than 1%.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

         At a meeting held on February 18, 1997, the Company's Board of Directors unanimously adopted a resolution approving, and submitting to a vote of the shareholders, an amendment to Article V of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") which would increase the Company's authorized shares of Common Stock from 500,000,000 to 1,000,000,000. If the amendment to Article V is approved by the shareholders, the additional authorized shares of Common Stock would be available for general corporate purposes, including acquisitions, raising additional capital, stock dividends or stock splits. In 1996 and 1997, the Company issued or reserved for issuance approximately 80.3 million shares of Common Stock in connection with the acquisitions of Life Partners Group, Inc., American Travellers Corporation, Transport Holdings Inc., Bankers Life Holding Corporation and Capitol American Financial Corporation. The Company also issued 127.1 million shares of Common Stock in April 1996 and February 1997 to effect two-for-one splits of the outstanding shares. All share amounts in this Proxy Statement reflect such splits.

         On April 1, 1997,  the Company  had  outstanding  __________  shares of
Common Stock, excluding treasury shares. In addition, __________ shares of Common Stock were reserved for issuance as follows: _________ shares upon conversion of outstanding PRIDES, _________ shares upon conversion of the Company's 6.5% convertible subordinated debentures due 2005 (the "Convertible Debentures"), _________ shares upon exercise of options or warrants currently outstanding or remaining to be granted under the Company's stock option plans, _______ shares for issuance under other employee benefit plans and _______ shares in connection with the pending acquisition of Pioneer Financial Services, Inc.

         Currently, the Company has no specific plans, understandings or arrangements for issuing any of the additional shares of Common Stock to be authorized by the proposed amendment. If the proposed amendment is adopted by the shareholders, the Board of Directors could authorize the issuance of any authorized but unissued shares of Common Stock, including those authorized by the amendment, on terms determined by it without further action by the shareholders, unless the shares were issued in a transaction, such as certain mergers or consolidations, requiring shareholder approval. All attributes of the additional shares of Common Stock would be the same as those of existing shares of authorized and unissued Common Stock. Under the Articles of Incorporation, the shareholders of the Company have no preemptive rights to subscribe to or purchase any shares of Common Stock, preferred stock, or other securities of the Company. Shareholders should also note that issuance of additional shares of capital stock may tend to affect the voting, dividend, liquidation and other rights of the capital stock presently outstanding.

Required Vote

         The amendment of the Company's Articles of Incorporation will be approved if the number of votes for the amendment exceeds the number of votes against it. The Board of Directors recommends a vote "FOR" approval of the amendment. Space is provided in the enclosed proxy card for shareholders to vote for or against approval of the amendment, or to abstain from voting. If the shareholder does not indicate a choice with respect to this question, the enclosed proxy card will be voted for approval of the amendment.

Text of Amendment

         If the shareholders approve the proposed amendment, the pertinent portion of Section 1 of Article V of the Company's Articles of Incorporation would be amended to read as follows:

                                    ARTICLE V

                           Terms of Authorized Shares

         SECTION 1. Designation. The authorized shares of the Corporation shall be divided into two (2) classes as follows:

                         (a) 1,000,000,000 shares of Common Stock without par value. The shares of Common Stock shall be identical with each other in all respects.

                    (The remainder of Section 1 is unchanged)

                              ELECTION OF DIRECTORS

         The Board of Directors consists of nine members, divided into three classes containing three members each. John M. Mutz was appointed by the Board in February 1997 to fill the vacancy created by the resignation of Louis P. Ferrero from the Board. Mr. Ferrero, the President of Conseco Global Investments, Inc., agreed to leave the Board in order to restore a nonmanagement majority among Board members. Mr. Mutz has been nominated to serve the remaining two-year term expiring in 1999. Each of the other three Directors to be elected at the Annual Meeting have been nominated to serve a term of three years expiring in 2000. All Directors will serve until their successors are duly elected and qualified.

         Unless authority is specifically withheld, the shares of Conseco Voting Stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the Board of Directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

         The Board recommends that you vote FOR the election of each of the nominees for Director.

         The following information regarding each person nominated for election as a Director, and each person whose term will continue after the Annual Meeting, includes such person's age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of Conseco:

                                     Director                 Positions with Conseco, Principal                     Term
           Name and Age                Since                 Occupation and Business Experience                   Expiring
           ------------                -----                -----------------------------------                   --------
Nominees for Election as Directors:
John M. Mutz, 61                        1997         President of PSI Energy, Inc. (electric utility)               1999
                                                     since 1993.  From 1989 to 1993, President of Lilly
                                                     Endowment Inc. (charitable foundation).  From 1980
                                                     to 1988, Lieutenant Governor of the State of
                                                     Indiana.

Rollin M. Dick, 65                      1986         Since 1986, Executive Vice President and                        2000
                                                     Chief Financial Officer of Conseco.  Also a
                                                     Director of American Life Holding Company,
                                                     General Acceptance Corporation and
                                                     Brightpoint, Inc.

James D. Massey, 62(1)(2)               1994         Retired.  From 1986 to June 1992 President                      2000
                                                     and Deputy Chief Executive Officer of Merchants
                                                     National Corp. and Chairman, President and
                                                     Chief Executive Officer of Merchants National
                                                     Bank (banking).

Dennis E. Murray, Sr., 57(1)(2)         1994         Since 1964, partner or principal of the Ohio                    2000
                                                     law firm of Murray & Murray Co., L.P.A.  and
                                                     its predecessor.





                                     Director                 Positions with Conseco, Principal                     Term
           Name and Age                Since                 Occupation and Business Experience                   Expiring
           ------------                -----                -----------------------------------                   --------
Directors Whose Terms of Office
  Will Continue After the Meeting:
Stephen C. Hilbert, 51                  1979         Since 1979, Chairman of the Board and Chief                      1998
                                                     Executive Officer, and since 1988 President, of
                                                     Conseco.  Also a Director of American Life Holding
                                                     Company and Vail Resorts Inc.

Ngaire E. Cuneo, 46                     1994         Since 1992, Executive Vice President, Corporate                  1998
                                                     Development of Conseco.  From 1986 to 1992,
                                                     Senior Vice President and Corporate Officer of
                                                     General Electric Capital Corporation.  Also a
                                                     Director of American Life Holding Company, Duke
                                                     Realty Investments, Inc. and NAL Financial Group
                                                     Inc.

M. Phil Hathaway, 67(1)(2)              1984         Retired.  Formerly, Treasurer of Cook Group,                     1998
                                                     Inc. (medical equipment, property and casualty
                                                     insurance, and real estate development operations).

David R. Decatur, M.D., 57(1)(2)        1995         Since 1967, a physician practicing in                            1999
                                                     Indianapolis, Indiana.  From 1988 to
                                                     1992, President and Chief Executive
                                                     Officer of Decatur Fitness Systems,
                                                     Inc. (health and nutritional products).
                                                     Since 1991, President and Chief
                                                     Executive Officer of Innovative
                                                     Health Systems, Inc. (health and
                                                     nutritional products).

Donald F. Gongaware, 61                 1985         Since 1985, Executive Vice President of                          1999
                                                     Conseco.  Also a Director of American Life
                                                     Holding Company.

(1)      Member of Compensation Committee.

(2)      Member of Audit Committee.

             PROPOSAL TO ADOPT 1997 NON-QUALIFIED STOCK OPTION PLAN

         Background. The Board of Directors has adopted, and the shareholders are asked to approve, the Conseco, Inc. 1997 Non-qualified Stock Option Plan (the "1997 Plan"). The purpose of the 1997 Plan is to provide incentives to increase the personal financial identification of key personnel with the long-term growth of the Company and the interests of the Company's shareholders through the ownership and performance of the Company's Common Stock, to enhance the Company's ability to retain key personnel and to attract outstanding prospective executive employees.

         The Omnibus Budget Reconciliation Act of 1993 ("OBRA") restricts the ability of public companies to deduct for tax purposes compensation in excess of $1,000,000 per year paid to its five most highly compensated officers. The shareholders are asked to approve the material terms of the 1997 Plan, in part, to satisfy the requirement of OBRA with respect to the deductibility of this compensation. The material terms consist of (i) the individuals eligible to receive stock options, (ii) the business criteria on which awards under the 1997 Plan are based, and (iii) the maximum amount of stock options which may be granted to an individual in any year under the 1997 Plan.

         The summary of the 1997 Plan which appears below is qualified in its entirety by reference to the full text of the 1997 Plan attached hereto as Exhibit A.

         Types of Awards. The 1997 Plan provides for the grant of non-qualified stock options (options which are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")). Awards may be made to the same person on more than one occasion as determined by the Compensation Committee of the Board of Directors (the "Committee").

         Term. The 1997 Plan was effective on April ___, 1997. The 1997 Plan will remain in effect until all awards have been satisfied or expired. The 1997 Plan may be terminated by the Board of Directors, but any such termination will not affect awards made prior to termination.

         Administration. The 1997 Plan will be administered by the Committee. None of the members of the Committee are officers or employees, or former officers or employees, of the Company or its subsidiaries. Other than participating in formula awards under other employee benefit plans of the Company, no member of the Committee shall be eligible to participate in the 1997 Plan or any other employee benefit plan while serving on the Committee. The Board intends that each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and an "Outside Director" within the meaning of
Section 162(m) of the Code. Subject to the terms of the 1997 Plan, the Committee, consistent with the terms of the 1997 Plan, will have authority (i) to select personnel to receive awards, (ii) to determine the timing, form, amount or value and terms of grants, and the conditions and restrictions, if any, subject to which grants will be made and become payable under the 1997 Plan, (iii) to construe the 1997 Plan and to prescribe rules and regulations with respect to the administration of the 1997 Plan and (iv) to make such other determinations authorized under the 1997 Plan, as the Committee deems necessary or appropriate. All decisions made by the Committee shall be final, conclusive, and binding on all parties.

         Eligibility. Only officers of the Company and its subsidiaries, as designated by the Committee, are eligible to participate under the 1997 Plan.

         Shares Subject to the 1997 Plan. The number of shares of Common Stock for which non-qualified stock options may be granted under the 1997 Plan, when added to all outstanding, unexpired options under the 1997 Plan and the Company's other employee benefit plans, may not exceed 20 percent of the shares of Common Stock outstanding on the date of grant. In determining the number of shares outstanding on the date of grant, the Committee shall include the number of shares then issuable under any outstanding securities of the Company (other than options) which are then exchangeable for or convertible into Common Stock. The shares of Common Stock issuable under the 1997 Plan may be authorized and unissued shares or treasury shares.

         As of April 1, 1997, there were (i) _________ shares of Common Stock outstanding, (ii) _________ shares issuable upon conversion or exercise of outstanding PRIDES, Convertible Debentures and warrants, and (iii) outstanding options to purchase _________ shares of Common Stock under the Company's existing employee benefit plans. Therefore, as of April 1, 1997, Conseco would have been permitted to grant options under the 1997 Plan to purchase an aggregate of _________ shares of Common Stock. This number represents the amount by which 20 percent of the sum of the shares outstanding plus shares issuable upon conversion (items (i) and (ii) above) exceeds the number of outstanding stock options. Non-qualified stock options may also be granted under the 1994 Plan. As of the date of this Proxy Statement, _________ shares remained available for grants and awards under the 1994 Plan. Grants of non-qualified options under the 1994 Plan are not subject to the 20 percent limitation contained in the 1997 Plan.

         Maximum Awards. The maximum number of shares of Common Stock that may be subject to options granted under the 1997 Plan to an individual optionee during any calendar year cannot exceed the sum (subject to adjustment in the event of stock dividends, stock splits and certain other events) of (a) 1,000,000 plus (b) the number of shares (not to exceed 3,000,000) which may be issued pursuant to an option granted under a Reload Program as described below, plus (c) the number of options provided for in an employment contract that has been approved by a vote of the shareholders. As an inducement to holders of non-qualified stock options to exercise those options significantly before their expiration date, the Committee may offer a Reload Program to such holders. Under the Reload Program, new options may be granted for a number of shares equal to
(a) the sum of (i) the total exercise price of the prior options exercised in the Reload Program plus (ii) the taxes incurred by the holder as a result of such exercise (deemed to be 45% of the taxable income resulting from such exercise) divided by (b) the exercise price per share of the newly granted option.

         Stock Options. The Committee may grant awards in the form of options to purchase shares of Common Stock. The Committee will, with regard to each stock option, determine the number of shares subject to the option and the manner and time of the option's exercise. The exercise price of a stock option will be equal to the fair market value of the Common Stock on the date the option is granted. Each option will be a non-qualified stock option. The option price upon exercise may, at the discretion of the Committee, be paid by a participant in cash, shares of Common Stock or a combination thereof. Except as set forth below with regard to Change of Control, no option will be exercisable within six months of the date of grant. The effect of an optionee's termination of employment by reason of death, retirement, disability, or otherwise will be specified in the option agreement which evidences each option grant.

         Agreements. Each award under the 1997 Plan will be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the applicable plan as the Compensation Committee from time to time approves. In applicable situations, such agreements may include provisions providing for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value equal to any option price. Such agreements may also include, without limitation, provisions relating to (i) vesting (including a provision that options shall continue to vest and remain exercisable for so long as a holder who terminates employment with the Company remains an employee of any Conseco subsidiary or an affiliate of Conseco), (ii) tax matters (including provisions (x) covering any applicable employee wage withholding requirements,
(y) prohibiting a holder from making an election under Section 83(b) of the Code, or (z) providing "gross up" payments to compensate eligible individuals for any excise taxes imposed as a result of a Change of Control payment) and
(iii) any other matters not inconsistent with the terms and provisions of the 1997 Plan that the Committee in its sole discretion determines. The terms and conditions of agreements need not be identical.

         Amendment. The Board of Directors may at any time terminate or amend the 1997 Plan in any respect, except that the Board may not, without approval of the shareholders of the Company, amend the 1997 Plan so as to (i) increase the limitation on the number of shares of Common Stock which may be issued under the 1997 Plan or change the option exercise price; (ii) modify the requirements as to eligibility for participation; or (iii) materially increase the benefits accruing to participants under the 1997 Plan. No amendment or termination of the 1997 Plan shall, without the consent of the optionee or participant in the 1997 Plan, alter or impair the rights of such person under any options theretofore granted under the 1997 Plan.

         Change of Control. In order to maintain all of the participants' rights in the event of a Change of Control (as defined in the 1997 Plan), all outstanding options shall immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Committee, in its discretion, may determine that upon the occurrence of such a transaction, each award outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of
(i) the higher of (x) the Fair Market Value (as defined in the 1997 Plan) of such share of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of the Company in any transaction described in this paragraph consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between the Company and such holder following a Change of Control. A "Change of Control" of the Company is deemed to occur under the 1997 Plan if: (i) any person becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the 1934 Act; or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect," or words of comparable meaning and import.

Federal Income Tax Consequences

         Non-Qualified Stock Options. Under current federal income tax law, the grant of a non-qualified stock option has no tax effect on the Company or the option holder to whom it is granted. Generally, the exercise of the option will result in ordinary income to the option holder equal to the excess of the fair market value of the shares at the time of exercise over the option price. If the option holder pays cash to exercise the option, the option holder's tax basis in the shares received will be the aggregate exercise price paid by the option holder plus the amount of taxable income recognized upon exercise. Upon any subsequent disposition of such shares, gain or loss will be capital gain or loss and will be long term if such shares are held more than one year after exercise. Generally, the Company will be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income at the time of recognition for ordinary income by the option holder.

         If the option holder pays the exercise price by delivering existing shares of the Common Stock, the tax treatment of the income from the difference between the option price and the fair market value of the stock received is the same as described above. Generally no gain is recognized by the option holder on the transfer of the option holder's existing stock. The corresponding number of shares received on exercise of the option will be treated as if they are the same as the shares used to pay for the exercise of the option. Thus, gain on the shares used to pay the option price will be deferred until the substituted shares received are later sold.

         Effect of Restrictions. Under general tax rules, if the shares received on exercise of non-qualified options are subject to restrictions on transfer and risk of forfeiture, taxation of the transaction (and the Company's deduction) will be deferred until the restrictions lapse, unless the participant makes an election to be taxed at the time of exercise in which case a corresponding deduction will be allowed for the Company. Award agreements may also prohibit a holder from making an election to be taxed before the lapse of the restrictions.

         Section 162(m) Deductibility Limitation. As noted above, under OBRA the allowable federal income tax deduction for compensation paid or accrued with respect to the chief executive officer and as many as four other officers of the Company is limited to no more than $1,000,000 per year. However, Section 162(m) of the Code provides an exception to the deductibility limitation. The 1997 Plan is intended to comply with Section 162(m) of the Code, thereby preserving the Company's deduction for any compensation paid to its executive officers. Section 162(m) provides that income received by the five most highly compensated officers of a publicly traded company in excess of $1,000,000 will not be deductible by that company unless such income is derived from a performance-based plan within the meaning of Section 162(m). Compensation generated by options granted under the 1997 Plan generally will be entitled to the benefit of an exception if they are granted at fair-market value on the date of grant because (a) the 1997 Plan, as it applies to such officers, will be administered by a committee consisting solely of "outside directors" within the meaning of Section 162(m), (b) the 1997 Plan will be effective only upon approval by the Company's shareholders and (c) the 1997 Plan limits the maximum number of options that can be granted to any executive for any calendar year to the sum (subject to adjustment for stock splits, etc.) of (i) 1,000,000, plus
(ii) the number of shares (not to exceed 3,000,000) which may be issued pursuant to an option granted under a Reload Program, plus (iii) options provided for in an employment contract that has been approved by a vote of the shareholders. Any options granted at a price below fair market value on the date of grant may be subject to the OBRA deduction limitation unless such awards meet a separate performance exception.

         Other Deductibility Limits. Awards under the 1997 Plan provide for accelerated exercisability or vesting upon a change in ownership or control of the Company, which may cause certain amounts to be characterized as parachute payments. An employee generally is deemed to have received a "parachute payment" in the amount of compensation that is contingent upon a change in ownership if such compensation exceeds, in the aggregate, three times the employee's base amount, which is generally the employee's average annual compensation for the five preceding years. An employee's "excess parachute payment" is the excess of the employee's total parachute payments over three times such base amount. An employee will be subject to a 25% excise tax on, and the Company will be denied a deduction for, any "excess parachute payment."

         No grants have been made under the 1997 Plan. The closing sales price of the Common Stock on March 20, 1997, as reported on the New York Stock Exchange, was $37.625 per share.

               EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS
                              AND OTHER INFORMATION

Report of the Compensation Committee on Executive Compensation

         The Compensation Committee of the Board of Directors reviews and approves compensation plans in which Conseco's officers and directors are entitled to participate, the terms of employment contracts with Conseco's senior executive officers and the annual cash bonuses paid to Conseco's executive vice presidents. The Compensation Committee also administers the 1994 Stock Plan, the 1997 Plan, Deferred Compensation Program and other incentive plans. The Compensation Committee is currently composed of four independent, non-employee members of the Board.

         The compensation of the Company's Chief Executive Officer (the "CEO") is established by the terms of his Employment Agreement dated January 1, 1987, as amended (the "CEO Contract"). Under the CEO Contract, the major portion of the CEO's cash compensation is tied directly to the Company's financial performance, because his annual cash bonus is a fixed percentage (three percent) of the Company's consolidated pre-tax net profits for the year (before deduction of the bonus payable to the CEO under the CEO Contract). For 1996, such consolidated pre-tax net profits were $452.5 million, resulting in a bonus to the CEO of $13,576,436.

         Conseco's Executive Vice Presidents ("EVPs"), all of whom are Named Officers in the Summary Compensation Table, are employed under employment agreements which provide for a base salary of $250,000 per year and annual cash bonuses in the discretion of the Board of Directors. In 1994, the Compensation Committee adopted the Performance-Based Compensation Bonus Plan for Executive Vice Presidents (the "Bonus Plan") under which cash bonuses for the EVPs are determined by a formula in compliance with Section 162(m) of the Internal Revenue Code. The Bonus Plan was approved by the shareholders at the 1994 Annual Meeting of Shareholders. The Compensation Committee has the sole discretion, taking into account such subjective factors or other matters as they believe are appropriate in the best interests of Conseco and its shareholders, to decrease the bonus otherwise payable to an EVP under the Bonus Plan, if the CEO recommends such a decrease.

         The Bonus Plan provides for annual performance-based cash bonuses determined based upon a percentage of Conseco's consolidated pre-tax net profits for the year (before deduction of bonuses payable to the EVPs under the Bonus Plan or to the CEO under the CEO Contract). Under the Bonus Plan, each of the EVPs was entitled to receive for 1996 a performance-based cash bonus equal to one percent of the consolidated pre-tax net profits of Conseco. Such percentage was determined based upon the average return on equity ("ROE") of Conseco for the two years ending December 31, 1995 compared to the average ROE of all publicly-held life and health insurance companies for the same period (the "ROE Ratio"). Because the ROE Ratio was greater than 200% for such two-year period the EVPs were entitled to a bonus equal to one percent of the consolidated pre-tax net profits of Conseco. The Compensation Committee adopted the one percent level for 1996 bonuses as provided for by the formula in the Bonus Plan based upon its subjective belief that providing significant awards to the EVPs for Conseco's level of pre-tax net profits would provide appropriate incentives to the EVPs to contribute to the performance of Conseco. The consolidated pre-tax net profits of Conseco for 1996 were $471.4 million (before deduction of bonuses payable to the EVPs and CEO), resulting in a bonus to each EVP of $4,714,040 for 1996. Pursuant to the Bonus Plan, the bonuses for 1997 will be up to one percent of the consolidated pre-tax net profits of the Company depending upon the ROE Ratio for the three years ending December 31, 1996 and subject to downward adjustment by the Compensation Committee as described above.

         The Compensation Committee views the grant of stock options to be the Company's key long-term incentive reward program for the Company's officers, including the Named Officers. The Committee believes that because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company's shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company's long-term growth and profitability. Options have been granted annually to the Company's officers below the EVP level, based on a formula which relates the value of the options granted to a percentage of the recipient's annual cash compensation.

Options have been granted periodically to the Named Officers as a reward for contributing to the achievement of a specific project or transaction or exceptional performance relative to targeted profit goals, or as an incentive to future growth and profitability. The number of options granted to the CEO and the EVPs is not based on a formula such as the one which is used to determine the number of options granted to the other officers of the Company.

         In March 1996, the Board of Directors approved an option exercise Reload Program under which the CEO and the EVPs exercised outstanding vested stock options to purchase 3,111,584 shares of Common Stock. The options exercised would otherwise have remained exercisable until the years 2000 through 2002. As a result of the exercise, the Company will be able to realize a tax deduction of approximately $45 million, equal to the aggregate tax gain recognized by the executives as a result of the exercise. No cash was either received or paid by the participants in the program; participants paid for the exercised options by tendering approximately 320,000 previously owned shares and Conseco withheld approximately 1,284,000 shares from the exercise proceeds to cover federal and state taxes owed by the executives as a result of the exercise transaction. As part of the inducement to exercise the options, the Compensation Committee also granted new options at the current market price to the CEO and the EVPs equal to the number of shares surrendered and withheld for taxes.

         Net of withheld shares, the participants received 1,508,000 shares of Common Stock in the program. As a result of the program, the number of shares owned by executives increased and the dilution attributable to stock options decreased. The program also made it possible for the executives to avoid having to sell a large number of shares in the open market to pay the tax obligations generated by the option exercise, thereby eliminating a potentially adverse effect on the market price of the Common Stock. No other options were granted in 1996 to the CEO or the EVPs.

         The Compensation Committee believes options previously granted provided appropriate incentives to the CEO and the EVPs to make significant contributions to increases in the market capitalization of Conseco. The Compensation Committee desired to continue such incentives.

         The CEO, EVPs and outside Directors are eligible to receive annual stock unit awards under the 1994 Stock Plan. The total amount awarded by Conseco in any year, together with all prior stock unit awards under the 1994 Stock Plan and all similar awards under the Deferred Compensation Program since January 1, 1989, may not exceed Conseco's consolidated total net gains from the sale of investments since January 1, 1989. Conseco's total award for a year is allocated pro rata among the participants based on their relative salary, fee and bonus compensation for the year. However, the amount awarded to a participant in any year may not exceed the greater of $15,000 or 10 percent of his or her salary and bonus compensation for such year, unless Conseco's fully diluted earnings per share (reduced by the fully diluted earnings per share attributable to gains or losses from the sale of investments) for such year exceed 110 percent of such earnings per share for the preceding year, in which case the amount awarded may not exceed the greater of $30,000 or 20 percent of the participant's salary, fee and bonus compensation for the year. The awards are converted each year to units representing shares of Common Stock by dividing the amount of the awards by the average market price per share for the Common Stock for the year. Each award becomes vested only if the participant remains employed with Conseco for five years after the award or dies, becomes disabled or attains age 60 while so employed, or upon a change of control of Conseco. See -- Employment Contracts and Change-In-Control Arrangements for the definition of change of control.

                                          COMPENSATION COMMITTEE

                                          James D. Massey, Chairman
                                          David R. Decatur, M.D.
                                          M.  Phil Hathaway
                                          Dennis E. Murray, Sr.

Performance Graph

         The Performance Graph compares Conseco's cumulative total shareholder return on its Common Stock for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Dow Jones Life Insurance Index. The comparison for each of the periods assumes that $100 was invested on December 31, 1991 in each of the Common Stock, the stocks included in the S&P 500 Index and the stocks included in the Dow Jones Life Insurance Index. Conseco has been included in the S & P 500 Index since January 15, 1997.

                 Comparison of Five-Year Cumulative Total Return
        Among Conseco, S&P 500 Index and Dow Jones Life Insurance Index

                              [Performance Graph]

Measurement                                         DJ Life              S & P 500
  Period               Conseco, Inc.            Insurance Index            Index
  ------               -------------            ---------------            -----
  1991                      100                       100                   100
  1992                      151                       131                   108
  1993                      181                       130                   118
  1994                      142                       117                   120
  1995                      207                       163                   165
  1996                      423                       215                   203


                                                                          Five-Year
                                                                           Average
                                                                           Annual
                                                                           Total
                           1991    1992    1993    1994    1995    1996    Return
                           ----    ----    ----    ----    ----    ----    ------
Conseco, Inc.              100     151     181      142     207     423     33.4%

DJ Life Insurance Index    100     131     130      117     163     215     16.5%

S & P 500 Index            100     108     118      120     165     203     15.2%

Summary Compensation Table

      The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen C. Hilbert, the Chairman of the Board, President and Chief Executive Officer of Conseco, and the other four most highly compensated executive officers of Conseco in 1996 (collectively, the "Named Officers").

                                                                                          Long-Term Compensation
                                                    Annual Compensation                       Awards
                                                    -------------------                           Number of
                                                                                                  Securities
                                                                                                  Underlying
                                                                                     Restricted    Options/     All Other
                                                                                        Stock        SARs        Compen-
 Name and Principal Position        Year       Salary      Bonus       Other(1)       Awards(2)  (in shares)(3) sation(4)
 ---------------------------        ----       ------      -----       --------       ---------   ------------- --------
Stephen C. Hilbert                  1996      $250,000  $13,576,436     $135,594     $               819,240       $3,498
Chairman of the Board,              1995       250,000    7,416,286      152,751      2,355,190    1,000,000        3,174
  President and                     1994       250,000    9,481,116      166,649        768,371    5,688,000        4,134
  Chief Executive Officer

Ngaire E. Cuneo                     1996       250,000    4,714,040                                   48,080        1,129
  Executive Vice President,         1995       250,000    2,564,186                     864,557      400,000          959
  Corporate Development             1994       250,000    2,504,608                     217,506      600,000          752

Rollin M. Dick                      1996       250,000    4,714,040                                  245,800       23,700
  Executive Vice President and      1995       250,000    2,564,186                     864,557      400,000       15,167
  Chief Financial Officer           1994       250,000    2,504,608                     217,506    1,688,000       11,057

Donald F. Gongaware                 1996       250,000    4,714,040                                  245,800       17,357
  Executive Vice President and      1995       250,000    2,564,186                     864,557      400,000       10,097
  Chief Operations Officer          1994       250,000    2,504,608                     217,506    1,528,000        9,170

Lawrence W. Inlow                   1996       250,000    4,714,040                                  245,800       11,149
  Executive Vice President and      1995       250,000    2,564,186                     864,557      400,000        5,269
  General Counsel                   1994       250,000    2,504,608                     217,506    1,288,000        4,332

(1)      Amounts  for  1996,  1995  and  1994  include  $116,470,  $116,470  and
         $120,429, respectively, of imputed interest on a $1.9 million interest-free loan made to Mr. Hilbert in 1988. The other Named Officers did not have other annual compensation for 1996, 1995 or 1994 which is required to be listed under SEC rules concerning executive officer and director compensation disclosure.

(2) The amounts shown for 1996 in this column represent the value of units (each unit represents one share of Common Stock) awarded for 1996 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1997, the date of award. The amounts shown for 1995 in this column represent the value of stock units awarded for 1995 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1996, the date of award. The amounts shown for 1994 in this column represent the value of stock units awarded for 1994 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1995, the date of the award. Dividends are paid on the stock units. Units awarded to Messrs. Dick and Gongaware vest immediately pursuant to the terms of the 1994 Stock Plan. The table below shows the aggregate holdings of stock units at April 10, 1997 as if outstanding on December 31, 1996, the aggregate value of such stock units as of December 31, 1996 for each Named Officer and the number of such stock units vested (although in each case the distribution of the
         Common Stock represented by such units has been deferred at the election of the Named Officer).





                                                                      Aggregate
                                                                      Units in           Aggregate
                                                                    Participant's        Value at             Vested
                                                                       Account           12/31/96              Units
                                                                       -------           --------              ----
         Stephen C. Hilbert                                            1,684,110         $53,207,350           1,013,555
         Ngaire E. Cuneo                                                 166,544           5,261,750               --
         Rollin M. Dick                                                  241,248           7,621,929             241,248
         Donald F. Gongaware                                             476,146          15,043,238             476,146
         Lawrence W. Inlow                                               414,168          13,085,120             226,479

         Stock units previously awarded to Messrs. Hilbert and Inlow and Ms. Cuneo will vest in the next three years conditioned upon continued employment with Conseco as follows:

                                                                        12/31/97           12/31/98            12/31/99
                                                                        --------           --------            --------
         Stephen C. Hilbert                                              205,418            191,034             77,078
         Ngaire E. Cuneo                                                   9,022             63,958             21,819
         Lawrence W. Inlow                                                40,902             53,222             21,819

(3)      No stock appreciation rights have been granted.

(4) For 1996, the amounts reported in this column represent amounts paid for the Named Officers for group and individual life insurance premiums and the employer contribution under the ConsecoSave Plan. The table below shows such amounts for each Named Officer.

                                                                        Life                                ConsecoSave
                                                                      Insurance         Group Life             Plan
                                                                      Premiums           Insurance         Contribution
                                                                      --------           ---------         ------------
         Stephen C. Hilbert                                             $3,210             $  288               $   --
         Ngaire E. Cuneo                                                   955                174                   --
         Rollin M. Dick                                                 12,940              1,260                9,500
         Donald F. Gongaware                                             7,155                702                9,500
         Lawrence W. Inlow                                               1,475                174                9,500

Employment Contracts and Change-In-Control Arrangements

         Mr. Hilbert is employed pursuant to an employment agreement dated January 1, 1987, which provides for an annual base salary of $250,000, an annual bonus equal to 3 percent of Conseco's annual pre-tax net profits, and certain insurance and other fringe benefits. This agreement renews annually for a five-year period, unless either party notifies the other, in which case the agreement expires five years from the last renewal date. In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with Conseco, Conseco made a $1,900,000 interest-free loan to Mr. Hilbert. See -- Certain Relationships and Related Transactions.

         Conseco has employment agreements with Messrs. Dick, Gongaware and Inlow and Ms. Cuneo for terms ending December 31, 2001. Each employment agreement provides for a minimum annual salary of $250,000, annual bonuses in the discretion of the Board of Directors, and certain insurance and other fringe benefits.

         Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement following a change in control of Conseco (a "Control Termination"), a severance allowance equal to 60 months of his or her monthly rate of salary, bonus and other benefits. For such purposes a Control Termination includes a termination by the employee if his or her duties or responsibilities are changed following a change in control. The employee also may elect to have Conseco purchase all Common Stock and all options to purchase Common Stock, without deduction of the applicable exercise prices, held by such person at a price per share equal to the highest market price in the preceding six months.

         As defined in the employment agreement for Mr. Hilbert, "change in control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act. A "change in control" shall be deemed to have occurred if and when: (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's then outstanding securities; or (ii) individuals who were members of the Board of Directors immediately prior to a meeting of the shareholders of Conseco involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election. The employment agreements for the remaining Named Officers contain the same "change in control" definition except no change in control shall have occurred pursuant to: (i) a Rule 13e-3 transaction under the 1934 Act; or (ii) any person becoming, with the approval of the Board of Directors of Conseco, the beneficial owner of 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of Conseco's Board of Directors and such person's ownership is for investment purposes.

         See the discussion under the table headed Option Grants in 1996 concerning change-in-control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the 1994 Stock Plan, the definition of change in control is the same as that disclosed below for the options granted in 1996. For stock units awarded under the Deferred Compensation Program, a change in control will be deemed to have occurred if: (i) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the 1934 Act, is or becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Conseco before the Transaction shall cease to constitute a majority of the Board of Directors of Conseco or any successor to Conseco; (iii) Conseco is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned, in the aggregate, by the former stockholders of Conseco, other than (a) affiliates within the meaning of the 1934 Act or (b) any party to the merger or consolidation; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding voting securities; or (v) Conseco transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Conseco.

Stock Options

         The following table sets forth certain information concerning the exercise in 1996 of options to purchase Common Stock by the five Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 1996.

                              Aggregated Option Exercises in 1996 and Year-End Option Values

                                                                        Number of Securities
                                                                        Underlying UnexercisedValue of Unexercised
                                                                        Options (in shares) atIn-the-Money Options at
                                      Number of                         December 31, 1996  December 31, 1996(2)
                                   Shares Acquired      Value          -----------------  --------------------
         Name                        on Exercise     Realized(1)   Exercisable   Unexercisable  Exercisable   Unexercisable
         ----                        -----------     -----------   -----------   -------------  -----------   -------------
Stephen C. Hilbert                     1,600,000    $23,450,000     2,310,740      6,196,500    $41,092,299   $104,767,766
Ngaire E. Cuneo                           71,584        706,892       717,996        858,500     14,012,593     15,162,891
Rollin M. Dick                           480,000      7,035,000       837,300      1,896,500     15,072,534     32,158,391
Donald F. Gongaware                      480,000      7,035,000     1,017,300      1,736,500     20,621,597     29,473,391
Lawrence W. Inlow                        480,000      7,035,000     1,317,300      1,496,500     29,892,534     25,445,891

(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise of $16.22 (the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange ("NYSE") for the exercise date) over the relevant exercise prices which ranged from $1.56 to $6.34 per share, the market values on the dates the options were originally granted. The options exercised were granted from 1990 to 1992.

(2) The value is calculated based on the aggregate amount of the excess of $31.59 (the average of the high and low sale prices of the Common Stock as reported by the NYSE for the last business day of 1996) over the relevant exercise prices.

         The following table sets forth certain information concerning options to purchase Common Stock granted in 1996 to the five Named Officers.

                              Option Grants in 1996

                                               Individual Grants
---------------------------------------------------------------------------------------------------------
                                                                    % of Total
                                                                      Options
                                                    Number of       Granted to     Per Share                  Grant Date
                                                     Options         Employees     Exercise    Expiration       Present
        Name                                         Granted          in 1996      Price(1)       Date         Value(2)
        ----                                         -------          -------      --------       ----         --------
Stephen C. Hilbert                                   819,240(3)          20.9%       $ 16.22      3/12/06      $3,400,993

Ngaire E. Cuneo                                       48,080(3)           1.2          16.22      3/12/06         199,599

Rollin M. Dick                                       245,800(3)           6.3          16.22      3/12/06       1,020,414

Donald F. Gongaware                                  245,800(3)           6.3          16.22      3/12/06       1,020,414

Lawrence W. Inlow                                    245,800(3)           6.3          16.22      3/12/06       1,020,414

(1) Exercise price is the average of the high and low sales prices as reported by the NYSE for the date of grant.

(2) Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were: 28% volatility (which was the implied volatility of the Common Stock at the date of grant); a 6.0% risk-free rate of return (which was the yield as of the date of grant on a U.S. Strip Treasury zero-coupon bond expiring in September 2000); a .2% dividend yield (which was the dividend yield on the date of grant); and a four and one-half year average life for the options (which was the approximate average life of all previously issued options). A discount of 25% was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco's use of this model does not constitute an acknowledgment that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of Common Stock and cannot be accurately forecasted by application of an option pricing model.

(3) The options reported are non-qualified stock options which vested six months after the date of grant. The options were granted as part of the Company's option exercise program. See -- Report of the Compensation Committee on Executive Compensation.

         The options  granted in  1996  were  under  the  1994  Stock  Plan. All outstanding options under the 1994 Stock Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The
Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the 1994 Stock Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of Conseco in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between Conseco and such holder following a Change of Control. A "Change of Control" of Conseco is deemed to occur under the 1994 Stock Plan if:
(i) any person, becomes the beneficial owner, directly or indirectly, of securities of

Conseco representing 25 percent or more of the combined voting power of Conseco's outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the 1934 Act; or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect," or words of comparable meaning and import.

         In the event of a Control Termination of the employment agreement of a Named Officer (see -- Employment Contracts and Change-in-Control Arrangements) each Named Officer may elect, within 60 days after such Control Termination, to receive a lump sum payment from Conseco in return for surrender by the Named Officer of all or any portion of the options then outstanding held by the Named Officer to purchase shares of Common Stock ("Unexercised Options"). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of Common Stock, Conseco must pay to the Named Officer an amount equal to the highest per share fair market value of Common Stock on any day during the period beginning six months prior to the date of the Named Officer's election pursuant to his or her employment agreement. To compensate the Named Officer for loss of the potential future speculative value of the Unexercised Options, no deduction may be made for the exercise price per share for each Unexercised Option from the amount to be received by the Named Officer.

Compensation of Directors

         Directors who are not also employees of Conseco are entitled to receive an annual fee of $25,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. Directors are eligible to participate in and receive annual awards of up to $30,000 under the 1994 Stock Plan. For 1996, 714 stock units were awarded under the 1994 Stock Plan to each of Dr. Decatur and Messrs. Hathaway, Massey and Murray. The Common Stock represented by the stock unit awards for 1996 had a market value of $______ on March 31, 1997 (the date of award). Such stock unit awards vest (assuming the Director continues in office) upon the earlier of: (i) the Director attaining the age of 60; (ii) the total and permanent disability of the Director; (iii) the death of the Director; (iv) the occurrence of a Change of Control (as defined in the second preceding paragraph); or (v) the fifth anniversary of the end of the fiscal year for which the award was made. The 1994 Stock Plan also provides for an annual grant to each non-employee director of options to purchase 5,000 shares of Common Stock on the date of the annual meeting of shareholders at a price equal to the market price of Common Stock on the date of grant. Dr. Decatur and Messrs. Hathaway, Massey and Murray each received such a grant in 1996. The options vest 20 percent per year on each of the first five anniversary dates of grant, subject to acceleration upon a Change of Control.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

         The current members of the Compensation Committee are Messrs. Hathaway, Massey and Murray, each of whom served on the Compensation Committee throughout 1996, and Dr. Decatur, who was appointed to the Compensation Committee in May 1996. Mr. Massey serves as the Chairman of the Compensation Committee. Messrs. Massey and Murray and Dr. Decatur are participants in the Director, Executive and Senior Officer Stock Purchase Plan. See -- Certain Relationships and Related Transactions.

         Mr. Murray was a limited partner of Conseco Capital Partners II, L.P. ("Partnership II"), as was each Named Officer. In September 1996, each of them received distributions from Partnership II in connection with Conseco's purchase
of American  Life  Holdings,  Inc.  ("ALH").   See --  Certain Relationships and
Related Transactions.

Certain Relationships and Related Transactions

         In April 1996, Conseco adopted a Director, Executive and Senior Officer Stock Purchase Plan to encourage direct, long-term ownership of Conseco stock by Directors, executive officers and certain senior officers. Under the Plan, up to 4 million shares of Common Stock could be purchased in open market or negotiated transactions with independent parties. Participants could elect to purchase up to 50 percent of their participation in the form of PRIDES. Purchases were financed by personal loans to the participants from a bank. Such loans were collateralized by the Conseco stock purchased. Conseco guaranteed the loans, but has recourse to the participants if it incurs a loss under the guarantee. In addition, Conseco has agreed to provide loans to the participants for the interest payments under the bank loans. A total of 22 Directors and officers of Conseco elected to participate in the Plan and purchased all 4 million shares of Common Stock offered under the Plan. At December 31, 1996, the bank loans guaranteed by Conseco totaled $83.4 million and the loans provided by Conseco totaled $2.2 million. The Common Stock which collateralizes the bank loans had a fair value of $144.5 million on February 6, 1997. On February 18, 1997, the Plan was expanded to permit the purchase of an additional 4 million shares. Under the expanded Plan, Conseco may guarantee up to $250 million of bank loans (including the current $83.4 million) to be made to participants. As of December 31, 1996, the outstanding principal balances of the interest-payment loans provided by
Conseco to the Directors and the Named Officers (or to trusts or limited partnerships established by them) were as follows: Mr. Hilbert, $752,847; Ms. Cuneo, $114,076; Mr. Dick, $456,269; Mr. Gongaware, $228,134; Dr. Decatur,
$23,745; Mr. Inlow,  $229,498;  Mr. Massey,  $57,600; and Mr. Murray,  $261,469.
Such loans bear interest at the variable rate per annum equal to the lowest interest rate per annum being paid by Conseco under its most senior borrowing facility , and as of December 31, 1996, the interest rate on such loans was 5.865%. As of December 31, 1996, the outstanding principal balances of the bank loans to the Directors and Named Officers (or to trusts or limited partnerships established by them) which are guaranteed by Conseco were as follows: Mr. Hilbert, $27,516,975; Ms. Cuneo, $4,169,300; Mr. Dick, $16,676,840; Mr.
Gongaware, $8,338,418; Dr. Decatur, $833,913; Mr. Inlow, $8,338,703; Mr. Massey,
$2,084,677; and Mr. Murray, $9,589,174.

         In January 1994, the Named Officers and Mr. Murray made personal commitments to invest as limited partners in Partnership II. Partnership II completed the acquisition of ALH in September 1994. In connection with the purchase of shares of ALH common stock by the Company on September 30, 1996, the Named Officers and Mr. Murray received distributions from Partnership II in the following approximate amounts: Mr. Hilbert, $5,097,318; Mr. Murray, $1,461,230 (including amounts as to which Mr. Murray disclaims beneficial ownership); Mr. Dick, $1,359,285; Mr. Gongaware, $1,359,285; Mr. Inlow, $1,359,285; and Ms.
Cuneo, $679,642. On September 30, 1996, a charitable foundation of which Mr. Dick is a trustee also sold to the Company 23,582 shares of ALH common stock for $542,386, and on August 30, 1996, the same charitable foundation sold to the Company 565 shares of ALH 1994 Series Preferred Stock for $632,737.

         In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with the Company, the Company made a $1,900,000 interest-free loan to Mr. Hilbert. The loan was evidenced by a secured promissory note. Such note was replaced with an unsecured promissory note dated May 13, 1996 which does not bear interest prior to maturity and is payable in one installment due two years after termination of Mr. Hilbert's employment agreement with the Company. The Company accepted the new note because of Mr. Hilbert's increased net worth since February 1988. The note includes a covenant not to compete which continues in effect until maturity or until the note is paid in full, if earlier.


                          BOARD MEETINGS AND COMMITTEES

         During 1996, the Board of Directors held eight meetings. All Directors attended at least 75 percent of the aggregate meetings of the Board and the committees on which they served.

         The Board has a Compensation Committee which met or took action by written consent on four occasions during 1996. The Compensation Committee reviews and approves compensation plans in which officers and directors are entitled to participate, the terms of employment contracts with senior executive officers and the annual cash bonuses paid to executive vice presidents. The Compensation Committee also administers the 1994 Stock Plan and Conseco's other incentive plans. The Board also has an Audit Committee, which held two meetings in 1996. The Audit Committee oversees Conseco's accounting and financial reporting activities, including meeting with Conseco's independent auditors and its Chief Financial Officer to review the scope, cost and results of the independent audit and to review internal accounting controls, policies and procedures. The Board selects the independent auditors, upon recommendation of the Audit Committee. The members of these committees are identified in the table on pages 8 and 9. See ELECTION OF DIRECTORS.

         The Board of Directors does not have a nominating committee. The Board reviews and approves all nominees for Directors and will consider candidates whose names are submitted in writing by shareholders. See SHAREHOLDER PROPOSALS.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Conseco's Directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco's outstanding equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Conseco. Specific due dates for these reports have been established by the SEC, and Conseco is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 1996 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Conseco with copies of all reports filed with the SEC pursuant to Section 16(a) of the 1934 Act. To Conseco's knowledge, based solely on review of the copies of reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the 1934 Act applicable to Conseco's officers, Directors and greater than 10 percent beneficial owners were made for the year ended December 31, 1996, except for two late filings by Ngaire E. Cuneo relating to two transactions and one late filing by Donald F. Gongaware relating to one stock option exercise.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Coopers & Lybrand L.L.P. served as the independent accountants to audit the financial statements of Conseco for 1996 and have been selected by the Board of Directors to serve as such for 1997. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

                              SHAREHOLDER PROPOSALS

         Any proper proposal which a shareholder wishes to have included in the Board's proxy statement and form of proxy for the 1998 Annual Meeting must be received by Conseco by December 10, 1997.

                                  ANNUAL REPORT

         Conseco's Annual Report for 1996 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

                                  OTHER MATTERS

         Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

                                         By Order of the Board of Directors


                                         Lawrence W. Inlow, Secretary

April 10, 1997



G:\LEGAL\PROXIES\PROXY97.CNC

                                                                     EXHIBIT A

                                  CONSECO, INC.

                      1997 NON-QUALIFIED STOCK OPTION PLAN

                                   ARTICLE I.

                                     Purpose

         The purpose of the CONSECO, INC. 1997 NON-QUALIFIED STOCK OPTION PLAN (the "Plan") is to provide a means through which CONSECO, INC., an Indiana corporation (the "Company"), and its subsidiaries may attract able persons to enter the employ of the Company and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ. A further purpose of the Plan is to provide such persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Company.

                                   ARTICLE II.

                                   Definitions

         The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

         (a) "Board" means the Board of Directors of the Company.

         (b) A "Change of Control" of the Company shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the 1934 Act as revised effective January 20, 1987, or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided, that, without limitation, (x) such a change of control shall be deemed to have occurred if and when either (A) except as provided in (y) below, any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors or (B) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of the Company immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event, and (y) no such change of control shall be deemed to have occurred if and when either (A) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the 1934 Act or (B) any such person becomes, with the approval of the Board of Directors of the Company, the beneficial owner of securities of the Company representing 25% or more but less than 50% of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the Securities and Exchange Commission on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect," or words or comparable meaning and import. The designation by any such person, with the approval of the Board of Directors of the Company, of a single individual to serve as a member of, or observer at meetings of, the Company's Board of Directors, shall not be considered "changing or influencing the control of the Company" within the meaning of the immediately preceding clause (B), so long as such individual does not constitute at any time more than one-third of the total number of directors serving on such Board.

         (c) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

         (d) "Compensation Committee" means not less than two members of the Board who are selected by the Board as provided in Article IV, Section 4.01.

         (e) "Common Stock" means the common stock, no par value per share, of the Company.

         (f) "Company" means Conseco, Inc., an Indiana corporation, and any successor thereto.

         (g) "Director" means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

         (h) An "employee" means any person (including a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code).

         (i) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (j) "Fair Market Value" means, as of any specified date, the mean of the reported high and low sales prices of the Common Stock on the stock exchange composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of this value is required to be made hereunder, the determination of its fair market value shall be made by the Compensation Committee in such manner as it deems appropriate.

         (k) "Holder" means an employee who has been granted an Option.

         (l) "Option" means an Option granted under Article VII of the Plan and includes only Options to purchase Common Stock which do not constitute Incentive Stock Options under Section 422 of the Code.

         (m) "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.

         (n) "Plan" means Conseco, Inc. 1997 Non-Qualified Stock Option Plan, as amended from time to time.

         (o) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.


                                  ARTICLE III.

                     Effective Date and Duration of the Plan

         The Plan shall be effective as of February 18, 1997, the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within twelve months thereafter. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired or until the Plan is terminated in accordance with Article IX.

                                   ARTICLE IV.

                                 Administration

         Section 4.01 Composition of Compensation Committee. The Plan shall be administered by a committee which shall be (i) appointed by the Board; and (ii) constituted solely of "outside directors," within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder.

         Section 4.02 Powers. Subject to the provisions of the Plan, the Compensation Committee shall have sole authority, in its discretion, to determine which employees shall receive an Option, the time or times when such Option shall be made, and the number of shares of Common Stock which may be issued under each Option. In making such determinations the Compensation Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the Company's success and such other factors as the Compensation Committee in its discretion shall deem relevant.

         Section 4.03 Additional Powers. The Compensation Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Compensation Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, to determine the terms, restrictions and provisions of each Award, and to make all other determinations necessary or advisable for administering the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Option in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Compensation Committee on the matters referred to in this Article IV shall be conclusive.

                                   ARTICLE V.

                                Grant of Options;
                           Shares Subject to the Plan

         Section 5.01 Stock Option Limits. The Compensation Committee may from time to time grant Options to one or more individuals determined by it to be eligible for participation in the Plan in accordance with the provisions of
Article VI. Subject to Article VIII, the aggregate number of shares of Common Stock for which Options may be granted under the Plan, when added to all outstanding, unexpired options under the Company's other employee benefit plans, shall not exceed 20% of the shares of Common Stock outstanding on the date of grant. In determining the number of shares outstanding on the date of grant, the Compensation Committee shall include the number of shares then issuable under any outstanding securities of the Company (other than options) which are then exchangable for or convertible into Common Stock. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options under Article VII hereof granted to any one individual during any calendar year is: the sum (subject to adjustment in the same manner as provided in Article VIII with respect to shares of Common Stock subject to Options then outstanding) of (a) 1,000,000 plus (b) the number of shares (not to exceed 3,000,000) issued under a Reload Program as described below, plus (c) the number of options provided for in an employment contract that has been approved by a vote of the shareholders. As an inducement to holders of non-qualified stock options to exercise those options significantly before their expiration date, the Compensation Committee may offer a Reload Program to such holders. Under the Reload Program, new Options may be granted for a number of shares equal to (a) the sum of (i) the total exercise price of the prior options exercised in the Reload Program plus (ii) the taxes incurred by the holder as a result of such exercise (deemed to be 45% of the taxable income resulting from such exercise) divided by (b) the exercise price per share of the newly granted Option. The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated in connection with the exercise of Options to constitute "performance-based" compensation for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

         Section 5.02 Stock Offered. The stock to be offered pursuant to the grant of an Option may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

                                   ARTICLE VI.

                                   Eligibility

         Options may be granted only to persons who, at the time of grant, are employees. Options under this Plan may not be granted to any Director who is not an employee of the Company. An Award may be granted on more than one occasion to the same person.

                                  ARTICLE VII.

                                  Stock Options

         Section 7.01 Option Period. The term of each Option shall be as specified by the Compensation Committee at the date of grant.

         Section 7.02 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Compensation Committee.

         Section 7.03 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Compensation Committee from time to time shall approve. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Each Option Agreement shall provide that the Option may not be exercised earlier than six months from the date of grant and shall specify the effect of termination of employment on the exercisability of the Option. Moreover, an
Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the option price, (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm and (iii) the delivery of the option price from sale or margin loan proceeds from the brokerage firm directly to the Company. Such Option Agreement may also include, without limitation, provisions relating to
(i) subject to the provisions hereof accelerating such vesting on a Change of Control, vesting of Options, including a provision that Options shall continue to vest and remain exercisable for so long as a Holder who terminates employment with the Company remains an employee of any Company subsidiary or affiliate of the Company, (ii) tax matters (including provisions covering any applicable employee wage withholding requirements and requiring additional "gross-up"
payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a Change of Control payment resulting from the operation of the Plan or of such Option Agreement), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Compensation Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

         Section 7.04 Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Compensation Committee, but such purchase price (i) shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Article VIII. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Compensation Committee.

         Section 7.05 Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

         Section 7.06 Options in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.


                                  ARTICLE VIII.

                       Recapitalization or Reorganization

         Section 8.01 Stock Dividends, etc. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration or distribution to the Holder of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

         Section 8.02 Recapitalizations. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Option theretofore granted the Holder shall be entitled to (or entitled to purchase, if applicable) under such Option, in lieu of the number of shares of Common Stock then covered by such Option, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

         Section 8.03 Change of Control. In the event of a Change of Control, all outstanding Options shall immediately vest and become exercisable or satisfiable, as applicable. The Compensation Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Option outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Common Stock subject to such Option, cash in an amount equal to the excess of
(i) the higher of (x) the Fair Market Value of such share of Common Stock immediately prior to the occurrence of such Change of Control or (y) the value of the consideration to be received in connection with such Change of Control for one share of Common Stock over (ii) the exercise price per share, if applicable, of Common Stock set forth in such Option. The provisions contained in the preceding sentence shall be inapplicable to an Option granted within six (6) months before the occurrence of a Change of Control if the Holder of such Option is subject to the reporting requirements of Section 16(a) of the 1934 Act and such disposition is not exempt under Rule 16b-3 but shall be applicable to such Option after the expiration of six (6) months from the date of grant. If the consideration offered to shareholders of the Company in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

         Section 8.04 Other Adjustments. In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Option and not otherwise provided for by this Article VIII, any outstanding Options and any agreements evidencing such Options shall be subject to adjustment by the Compensation Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Options. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Compensation Committee, whose determination shall be conclusive.

         Section 8.05 Impact of Plan. The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

         Section 8.06 Shareholder Action. Any adjustment provided for in Sections 8.01, 8.02, 8.03 and 8.04 above shall be subject to any required shareholder action.

         Section 8.07 Other. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to Options theretofore granted or the purchase price per share.


                                   ARTICLE IX.

                      Amendment and Termination of the Plan

         The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Option theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder), and provided, further, that the Board may not, without approval of the shareholders, amend the Plan:

         (a) to increase the maximum number of shares for which Options may be granted, except as provided in Article VIII;

         (b) to change the Option price;

         (c) to change the class of individuals eligible to receive Options or materially increase the benefits accruing to employees and Directors under the Plan;

         (d) to extend the maximum period during which Options may be granted under the Plan; or

         (e) to  modify  materially  the  requirements  as  to   eligibility for
participation in the Plan.

                                   ARTICLE X.

                                  Miscellaneous

         Section 10.01 No Right To An Option. Neither the adoption of the Plan by the Company nor any action of the Board or the Compensation Committee shall be deemed to give an employee any right to be granted an Option to purchase Common Stock except as may be evidenced by an Option or by an Option Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Option.

         Section 10.02 No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the

Company or any subsidiary to terminate his or her employment (or service as a Director, in accordance with applicable corporate law) at any time.

         Section 10.03 Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Option granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Compensation Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Options any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Option satisfied in the form of Common Stock, no shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any withholding tax obligations applicable with respect to such Option. Subject to such terms and conditions as the Compensation Committee may impose, the Company shall have the right to retain, or the Compensation Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender Common Stock (including Common Stock issuable in respect of an Option) to satisfy, in whole or in part, the amount required to be withheld.

         Section 10.04 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option granted under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

         Section 10.05 Restrictions on Transfer. An Option shall not be transferable except (i) by will or the laws of descent and distribution, or (ii) by gift to any member of the Holder's immediate family or to a trust for the benefit of such immediate family member, if permitted in the applicable Option Agreement. An option may be exercisable during the lifetime of the Holder only by such Holder or the Holder's guardian or legal representative unless it has been transferred to a member of the Holder's immediate family or to a trust for the benefit of such immediate family member, in which case it shall be exercisable only by such transferee. For the purpose of this provision, a Holder's "immediate family" shall mean the Holder's spouse, children and grandchildren. Notwithstanding any such transfer, the Holder will continue to be subject to the withholding requirements provided for in Section 10.03 hereof.


G:\LEGAL\PLAN\STOC-OPT.NEW

         Section 10.06 Section 162(m). It is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Options granted hereunder with an exercise price not less than Fair Market Value of a share of Common Stock on the date of grant shall constitute "performance-based" compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with
Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Option previously granted hereunder.

         Section 10.07 Governing Law. This Plan shall be construed in accordance with the laws of the State of Indiana.

                                  CONSECO, INC.
                11825 NORTH PENNSYLVANIA STREET, CARMEL, IN 46032

PROXY FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Each person signing this card on the reverse side hereby appoints as proxies Ngaire E. Cuneo, Donald F. Gongaware and Stephen C. Hilbert, or any of them, with full power of substitution, to vote all shares of common stock and shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana, at 11:00 a.m. local time on May 13, 1997, and any adjournments thereof.

The proxies are hereby authorized to vote as follows:

1.       Approval  of an amendment to the Company's Articles of Incorporation to
         increase  the  number  of  shares  of  authorized    common  stock from
         500,000,000 to 1,000,000,000.

         /   / FOR                     /   / AGAINST              /   / ABSTAIN

2.       Election  of John M. Mutz as a Director for a two-year term expiring in
         1999 and election of Rollin M. Dick,  James  D.  Massey   and Dennis E.
         Murray, Sr. as Directors for three-year terms expiring in  2000.

     /   / FOR (except as shown on the line) /   / WITHHELD (as to all nominees)

         (To withhold authority to vote for single nominee, write that nominee's name on this line:)
________________________________________________________________________________

3.       Approval of the adoption of the 1997 Non-qualified Stock Option Plan.

         /   / FOR                     /   / AGAINST              /   / ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR ITEMS 1 THROUGH 3.

                                                     Please  sign below  exactly
                                                     as your name appears on the
                                                     label.   When   signing  as
                                                     attorney, corporate officer
                                                     or  fiduciary,  please give
                                                     full  title  as  such.  The
                                                     undersigned          hereby
                                                     acknowledges receipt of the
                                                     Notice   of   the    Annual
                                                     Meeting and Proxy Statement
                                                     dated April 10, 1997.

                                                     Dated______________________
                                                     Signature(s)_______________
                                                     ___________________________
                                                     ___________________________

                PLEASE DATE, SIGN, AND RETURN THIS PROXY PROMPTLY